Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-2 of our report dated March 6, 2007, relating to the financial statements of BlackRock Kelso Capital Corporation appearing in the Statement of Additional Information, and to our report dated March 6, 2007, relating to the “Senior Securities” table appearing in the Prospectus, which is part of such Registration Statement, and to the references to us under the headings “Selected Financial Data” and “Independent Registered Public Accounting Firm” in the Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

New York, New York

March 6, 2007